EXHIBIT 99.1

Cirrus Logic Reports Selected Third Quarter Fiscal Year 2007 Results

    AUSTIN, Texas--(BUSINESS WIRE)--Jan. 31, 2007--Cirrus Logic Inc. (Nasdaq:CRUS) today announced selected unaudited financial information for the third quarter of fiscal year 2007.

    The company reported third quarter fiscal year 2007 revenue of $45.3 million, down from $48.2 million in the previous quarter.
Revenue during the third quarter of fiscal year 2006 was $48.3 million.

    Total cash and marketable securities at the end of the third fiscal quarter were $264.2 million, compared with $261.7 million at the end of the prior quarter. This total reflects the net use of $10 million in cash associated with the previously announced acquisition of Caretta Integrated Circuits.

    "We are pleased that our diversified and highly proprietary product portfolio has enabled us to deliver solid and predictable results and generate consistent cash flow," said David D. French, president and chief executive officer, Cirrus Logic. "I look forward to the conference call today to discuss the long-term strength of our business model."

    Outlook for Fourth Quarter FY 2007 (ending Mar. 31, 2007):

    -- Revenue is expected to range between $41 million and $44 million;

    -- Cash generation from operations, including interest income, is expected to range between $6 million and $8 million.

    As previously announced, the Board of Directors of Cirrus Logic formed a special committee to voluntarily review the company's historical stock option granting practices and related accounting matters. Since the review remains on-going, the company has limited the scope of its third quarter financial information released today to the selected preliminary financial information provided in this release. All preliminary results are subject to adjustment. The company does not expect to be in a position to announce final financial results for the second or third fiscal quarters until the Special Committee has completed its review. Due to the on-going review, it appears unlikely that the company will be able to file its Form 10-Q with the SEC for the third fiscal quarter by the Feb. 8, 2007, deadline. Please refer to the company's Form 8-K filed with the SEC on Oct. 23, 2006, for further information about the review.

    Conference Call

    Cirrus Logic management will hold a conference call to discuss certain limited results for the third quarter of fiscal year 2007 on Jan. 31, 2007, at 5:00 p.m. EST. Those wishing to join should call 303-262-2131 (passcode: Cirrus Logic) at approximately 4:50 p.m. EST. A replay of the conference call will also be available beginning one hour after the completion of the call, until Feb. 7, 2007. To access the recording, call 303-590-3000 (passcode: 11082660 #). A live and an archived webcast of the conference call will also be available via the company's web site.

    Cirrus Logic, Inc.

    Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Safe Harbor Statement

    Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our estimates of fourth quarter fiscal year 2007 sales and cash generation from operations. In some cases, forward-looking statements are identified by words such as we "expect," "anticipate," "target," "project," "believe," "goals," "estimates," and "intend," variations of these types of words and similar expressions are intended to identify these forward-looking statements. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: overall conditions in the semiconductor market; our ability to introduce new products on a timely basis and to deliver products that perform as anticipated; risks associated with international sales and international operations; the level of orders and shipments during the fourth quarter of fiscal year 2007, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; our ability to successfully integrate acquisitions into our operations and realize any potential synergies; overall economic pressures; pricing pressures; hardware or software deficiencies; our dependence on subcontractors for assembly, manufacturing, packaging and testing functions; our ability to make continued sufficient investments in research and development; foreign currency fluctuations; the retention of key employees; and the risk factors listed in our Form 10-K for the year ended March 25, 2006, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

    In addition, there are a number of risks associated with matters relating to the Company's review of its historical stock option practices. These risks and uncertainties include, but are not limited to, the timing and outcome of the Special Committee's review, the conclusions of the Special Committee resulting from that review, and any adverse tax or accounting adjustments resulting from the review.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

    Summary financial data follows:

                          CIRRUS LOGIC, INC.
                    SELECTED FINANCIAL INFORMATION
                      (unaudited; in thousands)


                                                 Quarter Ended
                                         -----------------------------

                                         Dec. 30,  Sep. 23,  Dec. 24,
                                           2006      2006      2005
                                         --------- --------- ---------

Industrial products                       $13,268   $12,470    $8,831
Embedded products                          12,362    11,935    13,899
Mixed-signal audio products                19,667    23,774    25,523
                                         --------- --------- ---------

Net revenue                               $45,297   $48,179   $48,253
                                         --------- --------- ---------


Cash and cash equivalents                 $81,886   $96,140  $114,947
Restricted investments                      5,755     5,755     5,755
Marketable securities                     176,527   158,817   107,330
Long-term marketable securities                 -       992     4,935
                                         --------- --------- ---------

Total cash, cash equivalents, and
 marketable securities                   $264,168  $261,704  $232,967
                                         --------- --------- ---------

Accounts receivable, net                  $16,585   $21,924   $21,442

Inventories                               $20,331   $21,427   $17,049


    CONTACT: Cirrus Logic, Inc., Austin
             Investor Contact:
             Thurman K. Case, 512-851-4000
             Acting Chief Financial Officer
             InvestorRelations@cirrus.com